Exhibit 99.2

ADDITIONAL INFORMATION In connection with the proposed merger, Temple-Inland will file a proxy statement with the Securities and Exchange Commission (the “SEC”). Investors and security holders are advised to read the proxy statement when it becomes available because it will contain important information about the merger and the parties to the merger. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Temple-Inland at the SEC website at http://www.sec.gov. The proxy statement and other documents also may be obtained (after it has been filed with the SEC) for free from International Paper by directing such request to International Paper, Investor Relations, telephone (800) 678-8715.

CERTAIN INFORMATION REGARDING PARTICIPANTS

International Paper and certain of its respective directors and executive officers may be deemed to be participants in the proposed transaction under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of International Paper’s directors and executive officers in International Paper’s Annual Report on Form 10-K for the year ended December 31, 2010 which was filed with the SEC on February 25, 2011, and its proxy statement for the 2011 Annual Meeting, which was filed with the SEC on April 8, 2011. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that Temple-Inland intends to file with the SEC. These documents can be obtained free of charge from the sources indicated above.

Note to All Employees

A Message From The Chairman

Dear Colleagues,

I am pleased to share the news today that we have entered into a definitive merger agreement to acquire all of the outstanding common stock of Temple-Inland for $32.00 per share, or approximately $4.3 billion in total, including assumed debt. We were able to negotiate directly with Temple Inland’s leadership team to reach an agreement that adds value to both IP and Temple Inland shareholders.

As I’ve shared with you since we made the offer public on June 6, this combination is consistent with International Paper’s focus on achieving and sustaining cost of capital returns throughout the cycle. Temple’s low-cost mills and complementary converting system offer significant synergy savings opportunities, and this combination brings together two strong North American corrugated packaging businesses better positioned to compete in today’s economic environment.

Please remember that although we have signed an agreement to purchase Temple-Inland, the transaction is still subject to the approval of Temple-Inland’s shareholders and customary closing conditions, including antitrust approvals. Until these steps have taken place, and the transaction has been formally closed, International Paper and Temple must operate as separate companies.

As such, there should be no communication of any kind between IP and Temple at this time, beyond the limited group working to finalize the transaction. This policy includes contacts at the corporate level, as well as communication between employees of our mills and plants.

Moving into the future we remain dedicated to providing excellent service and value-added solutions to our customers. Please remember this does not affect day-to-day business operations at International Paper. Safety, customers and continued excellence should remain our top priorities.

We look forward to working with the employees of Temple-Inland as we integrate the businesses and create an even stronger company for our customers, employees and shareholders. We will continue to keep everyone informed of any significant developments as we move toward closing the transaction.

Sincerely,

John Faraci

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